                                                                      EXHIBIT 12

                                    HCA INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE QUARTERS MARCH 31, 2002 AND 2001
                             (DOLLARS IN MILLIONS)

                                                                QUARTER
                                                              -----------
                                                              2002   2001
                                                              ----   ----
EARNINGS:
Income before minority interests and income taxes...........  $661   $572
Fixed charges, excluding capitalized interest...............   149    169
                                                              ----   ----
                                                              $810   $741
                                                              ====   ====
FIXED CHARGES:
Interest charged to expense.................................  $121   $142
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    28     27
                                                              ----   ----
Fixed charges, excluding capitalized interest...............   149    169
Capitalized interest........................................     3      4
                                                              ----   ----
                                                              $152   $173
                                                              ====   ====
Ratio of earnings to fixed charges..........................  5.32   4.29